As filed with the Securities and Exchange Commission on December 20, 2023
Registration No. 333-236757
Registration No. 333-254037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-236757

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-254037

UNDER THE SECURITIES ACT OF 1933

FRESH TRACKS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-0948554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2000 Central Avenue
Suite 100
Boulder, CO 80301
(720) 505-4755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert N. Marchio, II
Chief Executive Officer and Chief Financial Officer
2000 Central Avenue
Suite 100
Boulder, CO 80301
(720) 505-4755
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Jonathan R. Zimmerman
Griffin D. Foster
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone: (612) 766-7000

Approximate date of commencement of proposed sale to the public:
Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Fresh Tracks Therapeutics, Inc. (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) (the share numbers and exercise price listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):
•Registration Statement on Form S-3 (File No. 333-236757), originally filed with the SEC on February 28, 2020, as amended and declared effective by the SEC on March 19, 2020, pertaining to the registration of 1,556,420 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”),  including 950,000 shares held by a selling stockholder and 606,420 shares issuable to such selling stockholder upon exercise of a warrant to initially purchase such shares of Common Stock at an exercise price of $0.01 per share; and
•Registration Statement on Form S-3 (File No. 333-254037), originally filed with the SEC on March 9, 2021 and declared effective by the SEC on March 17, 2023, pertaining to the registration of up to $150,000,000 in the aggregate of Common Stock, preferred stock, debt securities, stock purchase contracts, warrants, rights and units of the Company, in any combination.
The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration any and all shares of Common Stock and all other securities registered but unsold or otherwise unissued under the Registration Statements.
On September 18, 2023, the Company’s Board of Directors (the “Board”) approved the liquidation and dissolution of the Company (the “Dissolution”) and the plan of liquidation and dissolution (the “Plan of Dissolution”) which, following approval by the Company’s stockholders at the special meeting initially held on November 16, 2023, and reconvened on November 30, 2023 and December 15, 2023, authorizes the Company and the Board to Dissolve the Company in accordance with the Plan of Dissolution.
In connection with the Dissolution and the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings pursuant to Item 512 of Regulation S-K made by the Company in the Registration Statements, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on December 20, 2023.

FRESH TRACKS THERAPEUTICS, INC.

By:	/s/ Albert N. Marchio, II
Albert N. Marchio, II
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 20, 2023.

Signature	Title

/s/ Albert N. Marchio, II	Chief Executive Officer, Chief Financial Officer and Director
Albert N. Marchio, II	(Principal Executive Officer and Principal Financial Officer)

/s/ Aaron Fox-Collis	Vice President of Finance & Chief Accounting Officer
Aaron Fox-Collis	(Principal Accounting Officer)